Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Post Effective Amendment No. 1 to Form S-8 No. 333-152022) pertaining to the OGE Energy Corp. 2008 Stock Incentive Plan of our reports dated February 27, 2013, with respect to the consolidated financial statements and schedule of OGE Energy Corp. and the effectiveness of internal control over financial reporting of OGE Energy Corp. included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Ernst & Young LLP

Oklahoma City, Oklahoma
August 6, 2013